Exhibit 99.1

CONTACTS:	Michael Laffin (Media) 724-514-1968 Dan Crookshank (Investors) 724-514-1813
Mylan Reports Adjusted Diluted EPS of $0.23 for the Quarter Ended Sept. 30, 2008
Increases 2008 Adjusted EPS Guidance to $0.64 — $0.67 from Prior Range of $0.47 — $0.53
Reaffirms Adjusted EPS Guidance of $0.90 — $1.10 for 2009 and $1.50 — $1.70 for 2010
PITTSBURGH—Oct. 30, 2008—Mylan Inc. (NYSE: MYL) today announced its financial results for the three and nine months ended Sept. 30, 2008.
Financial Highlights
•	Adjusted diluted EPS of $0.23 and $0.52 for the three and nine months ended Sept. 30, 2008, respectively, which excludes the impact of certain purchase accounting items as well as other non-recurring items as discussed in detail below;

•	Total revenues of $1.66 billion for the three months ended Sept. 30, 2008, an increase of $1.18 billion over the same prior year period;

•	Total revenues for the current quarter includes the recognition of approximately $455.0 million of previously deferred revenue related to the sale of the company’s rights to Bystolic™;

•	On a GAAP basis the company reported earnings per diluted share of $0.45 for the three months ended Sept. 30, 2008, and a loss per diluted share of $0.92 for the nine months ended Sept. 30, 2008.

•	Included in the GAAP results for the year-to-date period is a non-cash goodwill impairment charge of $385.0 million recorded in the first quarter related to the Specialty Segment.
“As we have reached the one year anniversary of our acquisition of Merck KGaA’s generics business, I am extremely pleased with the progress that we continue to make in combining the strengths of three high quality businesses, Mylan, Matrix and the former Merck Generics, into one well-positioned and powerful global platform. Led by a robust operating performance, a strong management team and solid business fundamentals, our third quarter results have exceeded our expectations, allowing us to once again increase our full year 2008 earnings guidance while reaffirming our earnings guidance for the next two fiscal years,” said Mylan Vice Chairman and CEO Robert J. Coury.
Coury continued, “As a result of our decision to retain the Dey business, I’d like to point out that it has once again exceeded our expectations, a trend that we fully expect to continue. Our opportunistic approach to securing and strengthening our balance sheet has provided us with a balanced capital structure. This, combined with the vertical integration capabilities afforded us through our acquisitions, has us poised for growth and profitability in the current challenging economic environment. In summary, Mylan continues to be a very strong execution play, which we firmly believe will enable us to realize the full underlying earnings potential of our combined company.”
Ed Borkowski, Mylan’s Chief Financial Officer, said, “Our timely access to the capital markets has placed us in an advantageous position without the need to access them again in the foreseeable future. We have well over $1 billion of immediate liquidity available in existing cash and untapped committed credit facilities, which will be further augmented by cash generated though our robust business operations.”
Borkowski continued, “Regarding our debt covenants, we are well positioned even before considering the benefit of certain yet to be recognized integration synergies, which we estimate to be an additional $75 to $100 million at Dec. 31, 2008. When combined with our already strong forecasted adjusted EBITDA, the inclusion of this benefit further enhances our long-term confidence to the point that covenant compliance will not be an issue for the foreseeable future.”

Detailed Financial Summary
Mylan previously had two reportable segments, the Mylan Segment and the Matrix Segment. With the acquisition of the generics business of Merck KGaA on Oct. 2, 2007 (the “former Merck Generics business”), Mylan now has three reportable segments: Generics Segment (or “Generics”), Specialty Segment (or “Specialty”) and the Matrix Segment (or “Matrix”). The former Mylan Segment is included within Generics. Additionally, certain general and administrative and research and development (“R&D”) expenses not allocated to the segments, as well as litigation settlements, certain purchase accounting related items and non-operating income and expenses are reported in Corporate/Other.
Total revenues for the quarter ended Sept. 30, 2008, increased by $1.18 billion to $1.66 billion from $477.1 million in the same prior year period. Approximately $687.2 million represents amounts contributed through the acquisition of the former Merck Generics business. Also included in total revenues for the quarter is $455.0 million related to the recognition of previously deferred revenue related to the sale of our rights to Bystolic.
In February 2008, Mylan sold its rights to Bystolic to Forest Laboratories Holdings Ltd. (“Forest”), a wholly-owned subsidiary of Forest Laboratories Inc., for $370.0 million. This amount, along with $100.0 million received from Forest as part of an earlier commercialization, development and distribution agreement related to Bystolic, had been deferred by Mylan and was being amortized as Mylan had certain supply obligations to Forest. However, in September 2008, Mylan completed the transfer of all manufacturing responsibilities to Forest thereby eliminating Mylan’s supply obligations. As a result, the earnings process was deemed to be complete and the remaining deferred amounts were recognized in other revenues. Mylan does, however, retain its contractual royalty rights with respect to Bystolic through 2010.
Generics revenues were $1.44 billion and are derived from sales in North America, Europe, the Middle East & Africa (collectively, “EMEA”) and Asia Pacific.
Total revenues from North America, excluding Bystolic, were $455.8 million for the three months ended Sept. 30, 2008 compared to $397.0 million for the same prior year period, representing an increase of $58.8 million. Of this increase, approximately $30.7 million is the result of the newly acquired businesses.
The remaining increase in revenues is primarily the result of continued strong sales of Mylan’s Fentanyl Transdermal System (“fentanyl”) and new product launches, partially offset by unfavorable pricing as a result of additional generic competition on certain products in the company’s portfolio. Volumes for the quarter, excluding the impact of the acquisition, were consistent as compared to the prior year.
Fentanyl, Mylan’s AB-rated generic alternative to Duragesic®, continued to contribute significantly to the financial results. Despite the entrance into the market of additional generic competition in August 2007, sales of fentanyl have increased primarily due to Mylan’s ability to continue to supply the market while certain competitors have recalled their versions of the fentanyl patch. The company expects additional competition in the future that may impact pricing and market share. In the current quarter, new products launched in the United States contributed revenues of $67.9 million.
Total revenues from EMEA and Asia Pacific, as well as revenues from the Specialty Segment, were all the result of the acquisition. For EMEA, revenues for the quarter ended Sept. 30, 2008,

were $393.9 million, the majority of which are derived from the three largest markets; France, the United Kingdom and Germany. Total revenues from Asia Pacific were $137.6 million for the three months ended Sept. 30, 2008, and were derived from Mylan’s acquired operations in Australia, Japan and New Zealand.
Matrix reported third-party revenues of $90.3 million for the three months ended Sept. 30, 2008, compared to $80.0 million for the same prior year period, representing an increase of $10.3 million or 13%. This increase is primarily the result of Matrix’s finished dosage form (“FDF”) antiretroviral franchise, which was launched in late calendar year 2007.
For Specialty, total revenues for the three months ended Sept. 30, 2008, were $130.6 million of which $125.4 million represented sales to third parties. Specialty consists of the Dey business, which focuses on the development, manufacturing and marketing of specialty pharmaceuticals in the respiratory and severe allergy markets.
Gross profit for the three months ended Sept. 30, 2008, excluding the impact of Bystolic, was $456.1 million and gross margins were 38%. Gross margins were negatively impacted by certain purchase accounting items recorded during the current quarter of approximately $105.4 million, which consisted primarily of amortization related to purchased intangible assets and the amortization of the inventory step-up associated with the acquisition of the former Merck Generics business. Excluding such items, gross margins would have been 46.7% Gross margins in the same prior year period, also adjusted to exclude certain purchase accounting items, would have been 49.1%. The decrease on a year over year basis is due to the fact that, on average, the newly acquired entities, particularly in countries outside of the United States, contribute margins that are lower than those realized by Mylan’s domestic subsidiaries.
The company reported earnings from operations of $560.8 million for the three months ended Sept. 30, 2008. Excluding the purchase accounting items and Bystolic revenues as discussed above, earnings from operations would have been $211.2 million.
For the quarter ended Sept. 30, 2007, Mylan reported earnings from operations of $91.9 million. Excluding certain purchase accounting items in the prior year, earnings from operations would have been $104.3 million. This represents a current year increase of $106.9 million or 102%. Of this increase, $98.4 million is the result of acquisitions and the remainder is due to increased sales and gross profit, partially offset by higher R&D and selling, general and administrative (“SG&A”) expense.
Excluding the newly acquired entities, R&D expense increased by $8.8 million or 26% to $42.4 million primarily as a result of increased Abbreviated New Drug Application (ANDA) submissions and payments made under product development agreements. SG&A expense for the three months ended Sept. 30, 2008, also excluding newly acquired entities, increased by $25.6 million or 26% to $122.6 million. The majority of this increase was realized by Corporate and Other, and is the result of costs associated with the integration of the former Merck Generics business, as well as higher payroll and related costs principally attributable to the build-up of additional corporate infrastructure as a direct result of the acquisition.
Interest expense for the current quarter totaled $87.6 million compared to $23.1 million for the three months ended Sept. 30, 2007. The increase is due to the additional debt incurred to finance the acquisition of the former Merck Generics business.

Other income, net, was $5.8 million for the three months ended Sept. 30, 2008, compared to $166.8 million in the same prior year period. The comparable quarter for 2007 included a $142.5 million non-cash mark to market unrealized gain on a deal-contingent foreign currency option contract that was entered into for the then pending acquisition of the former Merck Generics business. Excluding this unrealized gain, the decrease in other income, net, in the current year is due primarily to lower interest and dividend income as a result of lower cash and available for sale securities.
EBITDA for the quarter ended Sept. 30, 2008, which is defined as net income (loss) (excluding minority interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $697.6 million. After adjusting for certain non-recurring or non-cash items as further discussed below, adjusted EBITDA was $277.0 million. Comparable amounts for the nine months ended Sept. 30, 2008, are $698.1 million and $729.5 million, as adjusted.
Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the United States (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other non-recurring and non-cash expenses in order to supplement investors’ and other readers’ understanding and assessment of the company’s financial performance because the company’s management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA is appropriate to provide additional information to investors to demonstrate the company’s ability to comply with financial debt covenants and assess the company’s ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of adjusted net earnings and adjusted diluted EPS to GAAP net earnings (loss) and diluted GAAP EPS for the three and nine months ended Sept. 30, 2008:

	Three months ended		Nine months ended
(in millions except per share amounts)	September 30, 2008		September 30, 2008
GAAP net earnings (loss) & diluted GAAP EPS (1)	$206.8	$0.45	$(280.3)	$(0.92)
Purchase accounting related amortization (2)	105.4		335.7
Goodwill impairment charge	—		385.0
Bystolic revenue	(455.0)		(468.1)
Non-cash interest expense	1.0		1.0
Integration and other non-recurring expenses (3)	26.8		91.3
Tax effect of the above items (4)	220.4		95.0

Adjusted net earnings and adjusted diluted EPS	$105.4	$0.23	$159.6	$0.52

Weighted average diluted common shares (1)	458.4		304.3

(1)	For the calculation of diluted EPS for the nine months, the GAAP net loss includes the preferred dividend and does not assume conversion of the preferred stock into common shares as to do so would be anti-dilutive. However, for the three months, the conversion of these shares is assumed in the weighted average diluted common shares, and as such, the preferred dividend is excluded from GAAP net earnings in the calculation of diluted EPS.

(2)	Includes amortization expense related to purchased intangible assets as well as amortization of the inventory step-up related to the acquisition of the former Merck Generics business.

(3)	Integration and other non-recurring expenses include charges principally related to the acquisition and integration of the former Merck Generics business (e.g., non-recurring professional and consulting fees, retention and other non-recurring expenses).

(4)	The tax effect is calculated assuming an annual effective tax rate for the resulting adjusted earnings. This tax effect adjustment results in an effective tax rate on adjusted earnings that approximates 38% before the impact of any tax synergies.
Below is a reconciliation of GAAP net earnings (loss) to adjusted EBITDA for the three and nine months ended Sept. 30, 2008:

	Three months ended	Nine months ended
($’s in millions)	September 30, 2008	September 30, 2008
GAAP net earnings (loss)	$206.8	$(176.0)
Add/(Deduct):
Minority interest	(0.2)	(2.3)
Income from equity method investees	(0.5)	(3.2)
Income taxes	272.4	197.4
Interest expense	87.6	264.8
Depreciation & amortization	131.5	417.4

EBITDA	697.6	698.1
Add/(Deduct) Adjustments:
Non-cash stock-based compensation expense	7.6	23.2
Bystolic revenues	(455.0)	(468.1)
Integration and other non-recurring expenses	26.8	91.3
Goodwill impairment	—	385.0

Adjusted EBITDA	$277.0	$729.5

Conference Call

Mylan will host a conference call and live webcast today, Thursday, Oct. 30, 2008, at 10 a.m. ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877-874-1568 or 719-325-4805 for international callers. A replay, available for approximately seven days, will be available at 888-203-1112 or 719-457-0820 for international callers, with access pass code 4292478. To access the live webcast and view the accompanying slides please go to Mylan’s Web site at www.mylan.com, and click on the webcast icon at least 15 minutes before the event is scheduled to begin to register and download or install any necessary software. The live webcast and replay, which will be available for approximately seven days, will be accessible at www.mylan.com.
About Mylan
Mylan Inc., which provides products to customers in more than 140 countries and territories, ranks among the leading diversified generic and specialty pharmaceutical companies in the world. The company maintains one of the industry’s broadest — and highest quality — product portfolios, supported by a robust product pipeline; owns a controlling interest in the world’s second largest active pharmaceutical ingredient manufacturer; and operates a specialty business focused on respiratory and allergy therapies. For more information, please visit www.mylan.com.
Forward Looking Statements
This press release includes statements that constitute “forward-looking statements”, including with regard to the company’s financial earnings guidance, its future growth and profitability expectations; its anticipated earnings; and its expected cash generation and synergies and earnings potential. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; general market perception of the acquisition of the former Merck Generics business; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the company’s business; uncertainties and matters beyond the control of management; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards. These cautionary statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary statements and risk factors set forth in the company’s Form 10-Q for the period ended June 30, 2008, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the company’s control between the date of this release and the date that its Form 10-Q for the quarter ended Sept. 30, 2008 is filed with the SEC could potentially result in adjustments to reported earnings. The company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Net revenues	$1,191,010	$472,400	$3,440,680	$1,498,809
Other revenues	465,838	4,691	493,750	11,865

Total revenues	1,656,848	477,091	3,934,430	1,510,674

Cost of sales	745,711	255,450	2,258,863	757,478

Gross profit	911,137	221,641	1,675,567	753,196

Operating expenses:
Research and development	74,721	33,577	239,320	102,145
Acquired in-process research and development	—	—	—	147,000
Impairment loss on goodwill	—	—	385,000	—
Selling, general and administrative	275,584	97,016	787,953	236,684
Litigation settlements, net	—	(848)	—	(4,810)

Total operating expenses	350,305	129,745	1,412,273	481,019

Earnings from operations	560,832	91,896	263,294	272,177

Interest expense	87,553	23,107	264,789	67,010
Other income, net	5,766	166,832	20,583	140,923

Earnings (loss) before income taxes and minority interest	479,045	235,621	19,088	346,090
Income tax provision	272,438	88,498	197,378	190,455

Earnings (loss) before minority interest	206,607	147,123	(178,290)	155,635
Minority interest income	(151)	(2,704)	(2,266)	(2,630)

Net earnings (loss) before preferred dividends	206,758	149,827	(176,024)	158,265
Preferred dividends	34,759	—	104,236	—

Net earnings (loss) available to common shareholders	$171,999	$149,827	$(280,260)	$158,265

Earnings (loss) per common share:
Basic	$0.56	$0.60	$(0.92)	$0.66

Diluted	$0.45	$0.60	$(0.92)	$0.65

Weighted average common shares outstanding:
Basic	304,449	248,660	304,305	241,432

Diluted	458,350	250,500	304,305	244,252

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(unaudited; in thousands)

	September 30, 2008	December 31, 2007
Assets:
Current assets:
Cash and cash equivalents	$655,666	$484,202
Restricted cash	44,828	—
Available for sale securities	48,010	91,361
Accounts receivable, net	1,250,894	1,132,121
Inventories	1,119,946	1,063,840
Other current assets	298,615	287,777

Total current assets	3,417,959	3,059,301
Intangible assets	2,677,615	2,978,706
Goodwill	3,282,990	3,855,971
Other non-current assets	1,645,755	1,459,198

Total assets	$11,024,319	$11,353,176

Liabilities:
Current liabilities	$1,822,096	$2,002,351
Long-term debt	5,210,807	4,706,716
Other non-current liabilities	982,817	1,206,358

Total liabilities	8,015,720	7,915,425
Minority interest	29,644	34,325
Total shareholders’ equity	2,978,955	3,403,426

Total liabilities and shareholders’ equity	$11,024,319	$11,353,176